Exhibit 21.1
List of Subsidiaries of Hard Rock Hotel Holdings, LLC
(as of December 31, 2009)

JURISDICTION OF INCORPORATION
SUBSIDIARY	OR ORGANIZATION
Hard Rock Hotel, Inc.	Nevada

HRHH Adjacent Buyer, LLC	Delaware

HRHH JV Junior Mezz Two, LLC	Delaware

HRHH Gaming Junior Mezz Two, LLC	Delaware

HRHH Development Transferee, LLC	Delaware

HRHH JV Junior Mezz, LLC	Delaware

HRHH Gaming Junior Mezz, LLC	Delaware

HRHH JV Senior Mezz, LLC	Delaware

HRHH Gaming Senior Mezz, LLC	Delaware

HRHH Development, LLC	Delaware

HRHH Cafe, LLC	Delaware

HRHH Hotel/Casino, LLC	Delaware

HRHH IP, LLC	Delaware

HRHH Gaming Member, LLC	Delaware

HRHH Gaming, LLC	Nevada